UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  November 1, 2006

ENERGY TRANSFER EQUITY, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-32740	30-0108820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS. Employer Identification No.)

2828 Woodside Street

Dallas, Texas 75204

(Address of principal executive offices, including zip code)

214-981-0700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a) On November 1, 2006, Energy Transfer Equity (“ETE”) entered into a Contribution and Conveyance Agreement, dated November 1, 2006, between ETE and Energy Transfer Partners, L.P. (“ETP”) pursuant to which ETE agreed to contribute $1.2 billion to ETP in exchange for 26,086,957 Class G Units of ETP. The Class G Units are not immediately convertible into Common Units of ETP but, upon receipt of unitholder approval by ETP’s unitholders, will become convertible into Common Units of ETP on a one-for-one basis. In connection with this transaction, ETE also entered into a Registration Rights Agreement, dated November 1, 2006, between ETE and ETP pursuant to which ETP agreed to provide ETE with rights to require ETP to register the Common Units issuable upon conversion of the Class G Units of ETP issued to ETE.

(b) On November 1, 2006, ETE entered into a Contribution, Assumption and Conveyance Agreement, dated November 1, 2006, between ETE and Energy Transfer Investments, L.P. (“ETI”) pursuant to which ETI agreed to contribute its 50% Class B limited partner interest in Energy Transfer Partners GP, L.P. (“ETP GP”) to ETE in exchange for the issuance by ETE to ETI of 83,148,900 Class C Units of ETE and the assumption by ETE of approximately $70.5 million of ETI’s indebtedness. The Class C Units are not immediately convertible into Common Units of ETE but, upon receipt of unitholder approval by ETE’s unitholders, will become convertible into Common Units of ETE on a one-for-one basis. In connection with this transaction, ETE also entered into a Registration Rights Agreement, dated November 1, 2006, between ETE and ETI pursuant to which ETE agreed to provide ETI with rights to require ETE to register the Common Units issuable upon conversion of the Class C Units of ETE issued to ETI.

(c) On November 1, 2006, ETE entered into a First Amendment to Amended and Restated Credit Agreement, dated November 1, 2006, among ETE, as the borrower, Wachovia Bank, National Association, as administrative agent, UBS Loan Finance LLC, as syndication agent, BNP Paribas, Citicorp North America, Inc. and JPMorgan Chase Bank, N.A., as co-documentation agents, and UBS Securities LLC and Wachovia Capital Markets, LLC, as joint lead arrangers and joint book managers (the “First Amendment”). Pursuant to the First Amendment, the existing credit facility of ETE was modified to provide for an additional term loan of $1.3 billion from the lenders under this facility, which term loan was funded by the lenders on November 1, 2006.

Item 2.01 Completion of Acquisition or Disposition of Assets.

(a) On November 1, 2006, ETE acquired 26,086,957 Class G Units from ETP pursuant to the Contribution and Conveyance Agreement described in Item 1.01(a). Prior to this transaction, ETE owned, directly or indirectly, 100% of the general partner interest in ETP, 50% of the Class B limited partner interests in ETP GP (the general partner of ETP) and approximately 36.4 million Common Units of ETP.

(b) On November 1, 2006, ETE acquired a 50% Class B limited partner interest in ETP GP pursuant to the Contribution, Assumption and Conveyance Agreement described in Item 1.01(b). Prior to this transaction, ETE owned a 50% Class B limited partner interest in ETP GP but did not own any interest in ETI; however, both ETE and ETI were directly or indirectly controlled by LE GP, LLC.

Item 2.03 Creation of a Direct Financial Obligation or an obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 1, 2006, ETE entered into the First Amendment and, pursuant thereto, borrowed $1.3 billion on such date as described in Item 1.01(c).

Item 3.02 Unregistered Sales of Equity Securities.

On November 1, 2006, ETE issued 83,148,900 Class C Units as described in Item 1.01(b).

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On November 1, 2006, ETE amended its partnership agreement to provide for the terms of the Class C Units issued on such date as described in Item 1.01(b).

Item 8.01 Other Events.

On November 1, 2006, ETE issued a press release announcing the transactions described in Item 1.01. A copy of this press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	The following exhibit is being furnished herewith:

Exhibit No.	Description
99.1	Press Release of Energy Transfer Equity, L.P., dated November 1, 2006, announcing the purchase of Class G Units from Energy Transfer Partners, L.P., the purchase of 50% of the Class B limited partner interests of Energy Transfer Partners GP, L.P. and the entry of an amendment to ETE’s credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENERGY TRANSFER EQUITY, L.P.

By: LE GP, LLC, its general partner

By:	/s/ John W. McReynolds
John W. McReynolds,
President and Chief Financial Officer

Dated: November 2, 2006